Exhibit 99.1

Unless otherwise indicated or the context otherwise requires, “the Company,” “we,” “us,” and “our” refer to GMAC Inc. and its direct and indirect subsidiaries on a consolidated basis and the term “GMAC” refers only to GMAC Inc.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This disclosure contains various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements.  All statements contained in this disclosure, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations.  Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein, and the following:

•         Our inability to repay our outstanding obligations to the U.S. Department of the Treasury (the “Treasury”), or to do so in a timely fashion and without disruption to our business;

•         Uncertainty of GMAC’s ability to enter into transactions or execute strategic alternatives to realize the value of its Residential Capital, LLC (“ResCap”) operations;

•         The insufficiency of any capital contributions made to ResCap or Ally Bank by GMAC;

•         The potential for ResCap and Ally Bank to incur additional charges in connection with mortgage-related assets due to unexpected future events, which charges could be substantial;

•         Estimates of GMAC’s net loss for the fourth quarter of 2009, ResCap’s total assets as of December 31, 2009 and other estimated charges and estimates of exposure are preliminary and subject to change;

•         Uncertainty regarding ResCap's ability to repay its outstanding liabilities, and the uncertainty regarding the completion of any actions or transaction to settle or repay such liabilities;

•         The Treasury’s ownership of a substantial percentage of our currently outstanding common stock;

•         The restrictions relating to compensation and benefits to which we are subject as a result of our participation in the Troubled Asset Relief Program (“TARP”);

•         Uncertainty regarding General Motors LLC’s (“GM”) and Chrysler LLC’s (“Chrysler”) recent emergence from bankruptcy protection;

•         The profitability and financial condition of GM and Chrysler;

•         Our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability;

•         Uncertainty related to the new financing agreement between GMAC and Chrysler;

•         Securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC, GM and Chrysler;

•         Our ability to maintain an appropriate level of debt and liquidity;

•         Our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company;

•         Our ability to comply with the increased regulation and restrictions that we are subject to as a bank holding company;

•         Continued challenges in the residential mortgage and capital markets;

•         Fluctuation in the residual value of off-lease vehicles;

•         The continuing negative impact on ResCap from the decline in the U.S. housing market;

•         Changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;

•         Disruptions in the markets in which we fund GMAC’s and ResCap’s operations with resulting negative impact on our liquidity;

•         Changes in our accounting assumptions that may be required by or result from changes in accounting rules or their application that could result in an impact on earnings;

•         Changes in the credit ratings of GMAC, ResCap, GM or Chrysler;

•         Changes in economic conditions, currency exchange rates, political stability or consumer behavior in the markets in which we operate; and

•         Changes in the existing, or the adoption of new, laws, regulations, policies, or other activities of governments, agencies, and similar organizations.

Accordingly, you should not place undue reliance on the forward-looking statements contained in this disclosure.  These forward-looking statements speak only as of the date of this disclosure.  We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except as expressly required by law.

Non-U.S. GAAP Financial Measures

In the course of the review by the Securities and Exchange Commission (the “SEC”) of any registration statement that we may file with the SEC, we may be required to provide additional information or change, modify, reformulate or eliminate disclosure and other data that we present in this disclosure, including, without limitation, the description of our business and our financial information and data and the presentation of such information and data.  Also, we note that the SEC has adopted certain guidelines regarding the use of financial measures that do not comply with accounting principles generally accepted in the United States, or GAAP, and has been closely reviewing the application of certain GAAP principles in disclosure documents.  The SEC may take the view that our presentation of certain non-GAAP financial measures does not comply with these rules and may require us to remove them from, or to change the way we report such non-GAAP financial measures in, any such registration statement, to comply with such guidelines.  We may also choose to omit the presentation of certain non-GAAP financial measures from any such registration statement.  Any such changes would result in differences between the non-GAAP financial measures included herein and those included in the registration statement.  Any such modification or reformulation could be significant.

                Unless stated otherwise, the discussion of our business includes the business of GMAC Inc. and its direct and indirect subsidiaries.

Our Business

GMAC is a leading, independent, globally diversified, financial services firm.  Global Automotive Services and Mortgage are our primary lines of business.

Global Automotive Services

Our Global Automotive Services operations offer a wide range of financial services and insurance products (directly and indirectly) to retail automotive consumers, automotive dealerships, and other commercial businesses. Our automotive finance services include the purchase of retail installment sales contracts and leases, offering of term loans, financing of dealer floorplans and other lines of credit to dealers, fleet leasing, and vehicle remarketing services. We also offer vehicle service contracts and underwrite personal automobile insurance coverages and selected commercial insurance coverages in the United States and internationally. We are a leading provider of vehicle service contracts with mechanical breakdown and maintenance coverages, and we provide commercial insurance primarily covering dealers’ wholesale vehicle inventory.

Historically, our Global Automotive Services operations have concentrated on GM-franchised dealers and their customers. On November 30, 2006, in connection with the sale by GM of a 51% interest in GMAC, GM and GMAC entered into an agreement that, subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers, it would do so exclusively through GMAC. In connection with the approval of GMAC’s application to become a bank holding company, GM and GMAC modified this agreement on December 29, 2008. As a result of these modifications: (1) through December 29, 2010, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances, and in some cases subject to the limitation that pricing offered by the third party meets certain restrictions, and after December 29, 2010, GM can offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with GMAC, provided that the pricing of the third parties meets certain requirements; (2) GMAC will have no obligation to provide operating lease financing products; and (3) GMAC will have no targets against which it could be assessed penalties. The modified agreement will expire on December 24, 2013. A primary objective of the agreement continues to be supporting distribution and marketing of GM products.

On April 30, 2009, we entered into an agreement with Chrysler to provide automotive financing products and services to Chrysler dealers and customers. We are the preferred provider of new wholesale financing for Chrysler dealer inventory in the United States, Canada, and Mexico, along with other international markets upon the mutual agreement of the parties. We will provide dealer financing and services and retail financing to Chrysler dealers and customers as we deem appropriate according to our credit policies and in our sole discretion. Chrysler is obligated to provide us with certain exclusivity privileges including the use of GMAC for designated minimum threshold percentages of certain of Chrysler’s retail financing subvention programs. The agreement will extend for a period of four years with automatic one-year renewals unless either we or Chrysler provides sufficient notice of nonrenewal.

Automotive Finance

We provide automotive financing services to consumers and to automotive dealers and other businesses. To fund these lending activities, we utilize bank deposit funding, asset securitization and whole-loan sales to the extent available.  For consumers, we offer retail automotive loan contracts and automotive lease contracts for new and used vehicles.

Our consumer automotive financing operations generate revenue through finance charges or lease payments and fees paid by customers on the retail contracts and leases. We also recognize a gain or loss on the remarketing of the vehicles financed through lease contracts. When the lease contract is originated, we estimate the residual value of the leased vehicle at lease termination, stated as a percentage of the manufacturer’s suggested retail price. At lease termination, our actual sales proceeds from remarketing the vehicle may be higher or lower than the original estimate.

GM or Chrysler may elect as a marketing incentive to sponsor special financing programs for retail sales of their respective vehicles. The manufacturer can lower the financing rate paid by the customer on either a retail contract or a lease by paying GMAC the present value of the difference between the customer rate and our standard market rates at contract inception. These marketing incentives are referred to as rate support or subvention. In addition, the manufacturer can lower a customer’s lease payments through a residual support incentive program; the manufacturer and GMAC agree to increase the projected value of the vehicle at the time the lease contract is signed, and the manufacturer reimburses GMAC if the remarketing sales proceeds are less than this adjusted residual value. GM may also from time to time offer lease pull-ahead programs, which encourage consumers to terminate leases early if they acquire a new GM vehicle. As part of these programs, GMAC waives all or a portion of the customer’s remaining payment obligation. In most cases, GM compensates us for a portion of the foregone revenue from those waived payments and our remarketing sale proceeds are typically higher than otherwise would be realized if the vehicle had been remarketed at lease contract maturity.

Our commercial automotive financing operations fund dealer purchases of new and used vehicles through wholesale or floorplan financing. Additional commercial offerings include automotive dealer term loans and dealer fleet financing.

Wholesale automotive financing represents the largest portion of our commercial automotive financing business. We extend lines of credit to individual dealers. In general, each wholesale credit line is secured by all the vehicles financed by us and, in some instances, by other assets owned by the dealer or by a personal guarantee. The amount we advance to dealers is equal to 100% of the wholesale invoice price of new vehicles. Interest on wholesale automotive financing is generally payable monthly and is usually indexed to a floating rate benchmark. The rate for a particular dealer is based on the dealer’s creditworthiness and eligibility for various incentive programs, among other factors.

Insurance

Our Insurance operations offer vehicle extended service contracts and underwrite selected commercial insurance coverages in the United States and internationally, primarily covering dealers’ wholesale vehicle inventory. We are a leading provider of vehicle extended service contracts with mechanical breakdown and maintenance coverages.

Our vehicle extended service contracts offer owners and lessees mechanical repair protection and roadside assistance for new and used vehicles beyond the manufacturer’s new vehicle warranty. These extended service contracts are marketed through automotive dealerships, on a direct response basis, and through independent agents in the United States and Canada. The extended service contracts cover virtually all vehicle makes and models. We also offer Guaranteed Asset Protection (“GAP”) Insurance, which allows the recovery of a specified economic loss beyond the insured value. Our U.K.‑based Car Care Plan subsidiary provides automotive extended service contracts and GAP products in the United Kingdom, Europe, and Latin America.

Wholesale vehicle inventory insurance provides physical damage protection for dealers’ floorplan vehicles. Dealers are generally required to maintain this insurance by their floorplan finance provider. We offer vehicle inventory insurance in the United States to virtually all new car franchise dealerships. Our ABA Seguros subsidiary provides certain commercial business insurance exclusively in Mexico, and Car Care Plan reinsures dealer vehicle inventory in Europe, Latin America, and Asia Pacific. International operations also manage a fee-focused insurance program through which commissions are earned from third-party insurers offering insurance products primarily to GMAC customers worldwide.

A significant aspect of our Insurance operations is the investment of proceeds from premiums and other revenue sources. We will use these investments to satisfy our obligations related to future claims at the time these claims are settled. Our Insurance operations have an Investment Committee, which develops guidelines and strategies for these investments. The guidelines established by this committee reflect our risk tolerance, liquidity requirements, regulatory requirements, and rating agencies considerations, among other factors.

Mortgage

Our continuing Mortgage operations are focused primarily on the residential real estate market in the United States and Canada. We engage in the origination, purchase, servicing, sale, and securitization of consumer (i.e., residential) mortgage loans and mortgage-related products. Mortgage operations include the ResCap legal entity, the mortgage operations of Ally Bank, and the Canadian mortgage operations of ResMor Trust.

The principal activities of our U.S. Residential Finance business include originating, purchasing, selling, and securitizing residential mortgage loans; servicing residential mortgage loans for ourselves and others; providing collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending, and creating a portfolio of mortgage loans and retained interests from securitization activities. In response to market conditions, our Mortgage operations have substantially eliminated production of loans that do not conform to the underwriting guidelines of Fannie Mae, Freddie Mac, and Ginnie Mae in the United States.

The Mortgage operations’ International business includes substantially all mortgage activities outside of the United States. Due to market conditions, mortgage loan production in the foreign markets in which we operate have been suspended with the exception of insured mortgages in Canada.

Previously, the Mortgage operations also provided financing and equity capital to residential land developers and homebuilders, through the U.S. business capital platform. These activities have been curtailed.

We sell most of the mortgage loans we originate or purchase. We typically sell prime conforming mortgage loans in sales that take the form of securitizations guaranteed by Fannie Mae or Freddie Mac, and typically sell government mortgage loans in securitizations guaranteed by Ginnie Mae.

Our sale and agency securitization activities include developing asset sale or retention strategies, conducting pricing and hedging activities, and coordinating the execution of whole-loan sales and securitizations.

Recent Developments

Preliminary Fourth Quarter Summary and Fiscal 2009 Financial Results

Certain of GMAC’s preliminary fourth quarter and full-year 2009 financial results and actions are as follows:

•         Fourth quarter net loss of $5.0 billion; full-year net loss of $10.3 billion

•         Fourth quarter net loss from continuing operations of $3.9 billion; full-year net loss from continuing operations of $8.0 billion

•         Strategic actions expected to reduce further effects from the legacy mortgage business

•         Strengthened support of the domestic auto industry in 2009: originated $18.2 billion of retail automotive credit in the U.S.; outstanding wholesale credit to dealers totaled $19.1 billion in the U.S.; and completed formal underwriting process for Chrysler dealers with 94 percent of applicants approved

•         GMAC continued to meet well-capitalized requirements with tier 1 capital ratio of 14.1 percent

•         Ally Bank and ResMor Trust deposits increased 56 percent during 2009 to $31.1 billion

On February 4, 2010, GMAC reported a net loss of $5.0 billion for the fourth quarter of 2009, compared to net income of $7.5 billion for the fourth quarter of 2008.  For fiscal 2009, GMAC reported a net loss of $10.3 billion, compared to net income of $1.9 billion in fiscal 2008.  Results for the fourth quarter of 2009 and fiscal 2009 were largely affected by losses related to legacy assets in the mortgage operations.  Results for the fourth quarter of 2008 and fiscal 2008 benefited from an $11.4 billion after-tax gain from the extinguishment of debt related to an exchange offer for certain indebtedness of GMAC (the “2008 Bond Exchange”).

Results in the quarter were adversely affected by several significant items, including:

•         $3.3 billion of losses related to strategic mortgage actions;

•         $578 million mortgage repurchase reserve expense;

•         $308 million original issue discount amortization expense related to the 2008 Bond Exchange;

•         $262 million provision related to legacy Nuvell subprime assets;

•         $121 million of mortgage servicing rights (MSR) valuation adjustments based on certain changes in valuation assumptions; and

•         $118 million of losses in international automotive operations related to certain wind-down costs.

The aggregate pre-tax impact of these significant items was $4.7 billion.

During 2009, GMAC made the decision to sell certain businesses and has classified them as discontinued operations.  Excluding the results from these businesses, net loss from continuing operations totaled $3.9 billion in the fourth quarter of 2009, compared to net income from continuing operations of $7.7 billion in the comparable prior year period.   Net loss from continuing operations for full-year 2009 totaled $8.0 billion, compared to net income from continuing operations of $3.4 billion in the prior year.

As of December 31, 2009, GMAC changed the presentation of and the business activities comprising its operating segments and implemented a funds-transfer-pricing (“FTP”) methodology to bring reporting in line with industry and bank holding company best practices. The net impact of the FTP methodology is included within the results of Corporate and Other.   Prior period results have also been restated.

Financial Highlights: Income/(Loss) From Continuing Operations by Segment

The following table sets forth selected historical financial information for GMAC by segment derived from its:  (i) unaudited financial statements as of and for the three months ended December 31, 2009 and 2008 and the year ended December 31, 2009 and (ii) audited financial statements for the year ended December 31, 2008 and as of December 31, 2008.  The historical financial information presented may not be indicative of our future performance.  The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes thereto, which are included in our periodic filings with the SEC.

($ in millions)
	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Change	Fiscal 2009	Fiscal 2008	Change
	(unaudited)			(unaudited)
North American Automotive Finance	$369	$(405)	$774	$1,752	$(207)	$1,959
International Automotive Finance	(146)	(74)	(72)	(101)	140	(241)
Insurance	86	133	(47)	329	499	(170)
Global Automotive Services	309	(346)	655	1,980	433	1,547
Mortgage Operations	(4,011)	(790)	(3,221)	(7,301)	(4,008)	(3,293)
Corporate and Other[1]	(767)	8,751	(9,518)	(2,617)	6,951	(9,568)
Pre-tax (loss) income from continuing operations	(4,469)	7,615	(12,084)	(7,938)	3,376	(11,314)
Income tax (benefit) expense from continuing operations	(603)	(90)	(513)	78	(60)	138
Discontinued Operations[2]	(1,087)	(243)	(844)	(2,282)	(1,568)	(714)
Net Income/(Loss)[3]	$(4,953)	$7,462	$(12,415)	$(10,298)	$1,868	$(12,166)

1              Corporate and Other includes Commercial Finance, equity investments, amortization of original issue discount from 2008 Bond Exchange and net impact from asset liability management activities.

2              During the fourth quarter of 2009, the following businesses were classified as discontinued operations: the U.K. consumer property and casualty insurance business; retail automotive finance operations in Ecuador and Poland; the full-service leasing businesses in Australia, Belgium, France, Mexico, the Netherlands and Poland; mortgage operations in continental Europe; and the Commercial Services division in Corporate and Other.  In addition, certain businesses were previously classified as discontinued operations in the third quarter of 2009 including, U.S. consumer property and casualty insurance; retail automotive finance operations in Argentina; and the full-service leasing businesses in Italy and the U.K.

3              Net loss in the fourth quarter of 2009 negatively impacted by $1.0 billion of tax valuation allowance.

Liquidity and Capital

GMAC’s consolidated cash and cash equivalents were $14.8 billion as of December 31, 2009, up from $14.2 billion at September 30, 2009.  Included in the consolidated cash and cash equivalents balance are: $765 million at ResCap; $4.8 billion at Ally Bank, which excludes certain intercompany deposits; and $121 million at the insurance businesses.  The increase in consolidated cash reflects continued growth in retail deposits.

On December 30, 2009, GMAC announced a series of capital actions including: a $3.79 billion capital infusion from the Treasury; the conversion of $3.0 billion of existing convertible preferred stock held by the Treasury into GMAC common equity; and the exchange of all of the remaining GMAC preferred stock held by the Treasury for $10.13 billion of newly issued mandatorily convertible preferred stock (“MCP”).   With these actions, GMAC achieved the capital buffer required to meet the worse-than-expected economic scenario under the Federal Reserve's Supervisory Capital Assessment Program (“SCAP”). The $3.79 billion cash infusion was less than the $5.6 billion originally anticipated by the Federal Reserve in May 2009 due in large part to lower-than-expected losses related to the General Motors bankruptcy filing.

GMAC's total equity at December 31, 2009 was $20.8 billion, down from $24.9 billion at September 30, 2009.  The decrease in total equity was primarily due to the net loss in the fourth quarter or 2009, partially offset by the sale of $1.25 billion of MCP to Treasury, which constituted a portion of the $3.79 billion capital infusion.  GMAC's preliminary fourth quarter tier 1 capital ratio was 14.1 percent, compared to 14.4 percent in the third quarter.  The tier 1 capital ratio was lower on a sequential basis due to the net loss in the quarter, partially offset by the $3.79 billion capital infusion by the Treasury and lower total assets.

A condition contained in the 23A exemption letter is that GMAC must maintain a total risk-based capital ratio of 15% and must also maintain a tier 1 leverage ratio of 15% at Ally Bank.  The latter will require that GMAC maintain substantial equity funds in Ally Bank, and inject substantial additional equity funds into Ally Bank as Ally Bank’s assets increase over time.

Ally Bank and ResMor Trust continue to enhance GMAC’s funding flexibility through growth in deposits.  Ally Bank and ResMor Trust deposits, excluding certain intercompany deposits, increased in the fourth quarter to $31.1 billion as of December 31, 2009, from $28.4 billion at September 30, 2009.  Retail deposits at Ally Bank were $16.9 billion at quarter-end, compared to $15.9 billion at the end of the third quarter of 2009.  Brokered deposits at Ally Bank increased to $10.1 billion at quarter-end, compared to $9.2 billion at the end of the third quarter of 2009.

Global Automotive Services

In the fourth quarter of 2009, GMAC changed the presentation of its reporting to reflect the Global Automotive Services segment, which consists of GMAC’s auto-centric businesses around the world, including:  North American Automotive Finance, International Automotive Finance and Insurance.  GMAC had previously reported Global Automotive Finance and Insurance separately.  The inclusion of Insurance is consistent with GMAC’s strategic focus on dealer-related insurance offerings. Global Automotive Services reported fourth quarter 2009 pre-tax income from continuing operations of $309 million, compared to a pre-tax loss from continuing operations of $346 million in the comparable prior year period.  Continuing operations in the segment were affected by improved net financing revenue driven by strong remarketing gains, offset by losses in international operations related to certain wind-down costs and a loss provision expense related to the Nuvell subprime legacy portfolio.  The size of the Nuvell portfolio was approximately $4 billion as of December 31, 2009 and is expected to run off to approximately $2 billion by December 31, 2010.

Global automotive originations, delinquencies and credit losses

Total consumer financing originations, which includes the joint venture in China, during the fourth quarter of 2009 were $8.2 billion.  This included $6.8 billion of new originations, $1.0 billion of used originations and approximately $400 million of new leases.  Consumer financing originations in the fourth quarter of 2008 totaled $3.3 billion, which included $2.3 billion of new originations, approximately $600 million of used originations and approximately $400 million of new leases.  Consumer financing originations totaled $25.7 billion for fiscal 2009, compared to $46.8 billion for fiscal 2008.  Consumer origination levels have steadily trended upward on a quarterly basis since the fourth quarter of 2008 and have more than doubled since the first quarter of 2009.

Annualized credit losses from continuing operations increased in the fourth quarter of 2009 to 3.57 percent of average managed retail contract assets, versus 2.12 percent in the fourth quarter of 2008.  Credit losses in the quarter reflect weak economic conditions, slightly higher loss severity, and continued stress in the legacy subprime Nuvell portfolio.

Delinquencies, defined as the dollar amount of managed retail contracts more than 30-days past due as a percent of total outstanding managed retail contracts, from continuing operations were 3.48 percent in the fourth quarter of 2009, compared to 3.46 percent in the third quarter of 2009, and 3.31 percent in the fourth quarter of 2008.  While the Nuvell subprime portfolio continues to have a negative impact on delinquency levels, overall delinquency trends in the auto portfolio have stabilized throughout the year.

North American Automotive Finance

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $369 million in the fourth quarter of 2009, compared to a pre-tax loss from continuing operations of $405 million in the comparable prior year period.  Results were driven by stronger net financing revenue, due to improved remarketing gains, offset by loss provisions related to the Nuvell subprime legacy portfolio.  North American consumer financing originations in the fourth quarter of 2009 were $6.6 billion, which included $5.9 billion in the U.S.  Consumer financing originations in North America in the fourth quarter of 2008 were $1.4 billion, which included approximately $800 million in the U.S.

GMAC remains focused on its core strength of providing automotive financing to GM and Chrysler dealers and customers.  As of December 31, 2009, GMAC’s U.S. wholesale penetration for General Motors dealer stock was 90.9 percent, compared to 85.2 percent at year-end 2008.  U.S. retail penetration for GM was 30.3 percent, up significantly from 4.7 percent in the fourth quarter of 2008, when the company had restricted its retail lending as a result of challenges in the credit and capital markets.

The company also continued to make significant progress in expanding its financing footprint to Chrysler dealers and customers.  At year-end 2009, GMAC had completed the formal underwriting process for 1,474 U.S. Chrysler dealers that applied for standard wholesale credit lines and approved 94 percent of those dealers.  GMAC’s U.S. wholesale penetration for Chrysler dealer stock increased to 77.3 percent at December 31, 2009, up from 67.3 percent at September 30, 2009.   During the fourth quarter of 2009, GMAC originated $894 million of new Chrysler retail loans, compared to $721 million in the prior quarter.  GMAC’s U.S. retail penetration for Chrysler during the fourth quarter improved to 25.5 percent, compared to 13.3 percent in the third quarter.

International Automotive Finance

International Automotive Finance reported a pre-tax loss from continuing operations of $146 million in the fourth quarter of 2009 versus a $74 million pre-tax loss from continuing operations in the same period last year.  Results were affected by losses related to certain wind-down costs, including: selected portfolio movement from held-for-investment (“HFI”) to held-for-sale (“HFS”), restructuring charges, and foreign exchange related to the repatriation of funds from Venezuela.

In the fourth quarter of 2009, eight additional international automotive operations were classified as discontinued operations in line with GMAC’s strategy to focus on its core international operations in Europe and Latin America, centered around Germany, U.K., Brazil, and Mexico, as well as China.  International consumer originations, which include the joint venture in China, were $1.56 billion in the fourth quarter of 2009, compared to $1.89 billion in the fourth quarter of 2008.   Approximately 85 percent of GMAC’s international consumer originations in the fourth quarter of 2009 came from its five core markets.

Insurance

GMAC’s insurance business reported pre-tax income from continuing operations of $86 million in the fourth quarter of 2009, compared to $133 million in the comparable prior year period.  These results reflect lower earned premiums on extended service contracts written in current and prior periods, and lower dealer inventory levels. GMAC continues to streamline its insurance segment to focus primarily on dealer-centric products, such as extended service contracts and dealer inventory insurance.

The fair value of the insurance investment portfolio was $4.7 billion as of December 31, 2009, compared to $5.1 billion as of December 31, 2008, with the decrease being primarily attributable to the reclassification of the U.S. and U.K. consumer property and casualty insurance businesses to discontinued operations.

Mortgage Operations

Mortgage operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, reported a pre-tax loss from continuing operations of $4.0 billion during the fourth quarter of 2009, versus a pre-tax loss from continuing operations of $790 million in the comparable prior year period. Results from continuing operations in the fourth quarter of 2009 were driven by the recent strategic actions taken by GMAC to sell certain legacy mortgage assets resulting in the reclassification from HFI to HFS, which resulted in a $2.6 billion loss.  The segment also reported a mortgage repurchase reserve expense in the fourth quarter of 2009 of $578 million.

These actions, inclusive of estimated operating losses for the fourth quarter of 2009, required a total capital contribution to ResCap of approximately $2.8 billion in the form of mortgage loans acquired by GMAC from Ally Bank, GMAC debt forgiveness and cash. With the capital contribution, ResCap's net worth complies with the minimum level required to meet certain covenants.  As previously stated, these strategic actions are expected to minimize further effects from the legacy mortgage business and will better position GMAC to explore strategic alternatives with respect to its mortgage operations. For further details with respect to these transactions, refer to “—Strategic Mortgage Actions.”

Global mortgage loan production in the fourth quarter of 2009 was $18.1 billion, compared to $15.9 billion in the third quarter of 2009 and $8.5 billion in the fourth quarter of 2008.  Production in the fourth quarter of 2009 was driven by prime conforming and government loans.

As part of its loss mitigation efforts, GMAC continues to participate in the Home Affordable Modification Program, which was created by the U.S. government to assist struggling homeowners. As of December 31, 2009, GMAC had executed more than 9,800 permanent loan modifications and had started more than 32,000 trial modifications.

Corporate and Other

Corporate and Other reported pre-tax loss in the fourth quarter of 2009 from continuing operations of $767 million, compared to pre-tax income from continuing operations of $8.8 billion in the comparable prior year period.  The main drivers of the loss in the quarter were an original issue discount amortization expense related to the 2008 Bond Exchange, losses related to the Commercial Finance business and the net impact of funds transfer pricing allocations.  Results in the fourth quarter of 2008 were largely driven by a $10.7 billion pre-tax gain from the extinguishment of debt related to the 2008 Bond Exchange.

Strategic Mortgage Actions

ResCap

                ResCap has been negatively impacted by the events and conditions in the mortgage banking industry and the broader economy.  These events and conditions, together with actions taken by management in response to such negative environment, has resulted in a reduction in ResCap’s total assets from a peak of approximately $136 billion in total assets in 2006 to a currently estimated $19.0 billion as of December 31, 2009. The market deterioration has led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. ResCap is highly leveraged relative to its cash flow and continues to recognize credit and valuation losses resulting in a significant deterioration in capital. During 2009, ResCap received capital contributions from GMAC of $4.0 billion and recognized a gain on extinguishment of debt of $1.7 billion as a result of completed divestitures to GMAC, as well as through other capital contributions, primarily in the form of loans acquired by GMAC from Ally Bank and cash, and forgiveness by GMAC of certain of ResCap’s outstanding notes which GMAC previously purchased in the open market at a discount or through our private debt exchange and cash tender offers. Accordingly, ResCap’s consolidated tangible net worth, as defined, was $0.4 billion as of September 30, 2009, and ResCap remained in compliance with all of its consolidated tangible net worth covenants as of such date. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity excluding intangible assets and any equity in Ally Bank to the extent included on ResCap’s consolidated balance sheet. There continues to be a risk that ResCap will not be able to meet its debt service obligations, default on its financial debt covenants due to insufficient capital, and/or be in a negative liquidity position in 2010 or future periods.

                As a result of GMAC’s ongoing strategic review of how to best deploy GMAC’s current and future capital and liquidity, GMAC has decided to pursue strategic alternatives with respect to ResCap.  In order to maximize value, GMAC will consider a variety of options, including one or more sales, spin-offs, or other potential transactions.  The timing and form of execution of any such transactions will depend on market conditions and there can be no assurance that any such transaction will occur in the near term.

                As an initial step, on December 30, 2009, GMAC committed to a plan involving a series of specific actions related to management’s intent to sell certain ResCap mortgage-related assets and businesses.  These actions included the reclassification of certain international and domestic mortgage-related assets and businesses of ResCap from HFI to HFS, in connection with management’s intent to sell such assets or businesses, which included ResCap’s U.K. and continental Europe operations as well as certain domestic mortgage-related assets held by ResCap.  ResCap will seek to retain limited assets related to these business platforms, consisting of certain performing loans in the United Kingdom, certain German mortgage-backed securitization subordinated bonds and operating cash.

Additionally, ResCap recorded additional repurchase reserve expense in the fourth quarter of approximately $574 million associated with its historic loan origination, sale and securitization activities.

The foregoing actions, inclusive of estimated operating losses for the fourth quarter of 2009, required GMAC to make capital contributions to ResCap of approximately $2.8 billion in the fourth quarter of 2009 to ensure that ResCap maintained a minimum acceptable level of required capital to meet certain covenants as of December 31, 2009.  The capital contributions were made in the form of mortgage loans acquired by GMAC from Ally Bank (see “—Ally Bank”), GMAC debt and payable forgiveness and cash.

                In connection with the foregoing, GMAC may take additional actions with respect to ResCap as each party deems appropriate.  These actions may include GMAC providing or declining to provide additional liquidity and capital support for ResCap; refinancing or restructuring some or all of ResCap’s existing debt; the purchase or sale of ResCap debt securities in the public or private markets for cash or other consideration; entering into derivative or other hedging or similar transactions with respect to ResCap or its debt securities; GMAC purchasing assets from ResCap; or undertaking corporate transactions such as a tender offer or exchange offer for some or all of ResCap’s outstanding debt securities, a merger, sale, assets sales, consolidation, spin-off, distribution, or other business combination or reorganization or similar action with respect to all or part of ResCap and/or its affiliates or a combination or one or more of the foregoing potential actions.  In this context, GMAC and ResCap typically consider a number of factors to the extent applicable and appropriate including, without limitation, the financial condition, results of operations and prospects of GMAC and ResCap, ResCap’s ability to obtain third-party financing, tax considerations, the current and anticipated future trading price levels of ResCap’s debt instruments, conditions in the mortgage banking industry and general economic conditions, other investment and business opportunities available to GMAC and/or ResCap, and any nonpublic information that ResCap may possess or that GMAC receives from ResCap.

                ResCap remains heavily dependent on GMAC and its affiliates for funding and capital support.  There can be no assurance that the foregoing liquidity and capital support actions will be sufficient for ResCap to maintain its minimum acceptable level of required capital to meet certain covenants in the future. In addition, there can be no assurances that GMAC or its affiliates will continue such actions or that GMAC will be successful in executing one or more sales, spin-offs, or other potential transactions with respect to ResCap.

Ally Bank

On December 30, 2009, GMAC also took the following actions to strengthen Ally Bank and to further establish its strategic role within GMAC.  In order to strengthen the asset quality profile of Ally Bank, GMAC purchased certain higher risk mortgage assets from Ally Bank at fair value of approximately $1.4 billion, resulting in an estimated pre-tax charge of approximately $1.3 billion. In addition, GMAC contributed $1.3 billion of additional cash capital to Ally Bank, equal to the amount of the pre-tax charge, to maintain Ally Bank’s capital position. Subsequently, these mortgage assets were contributed by GMAC to ResCap where they are classified as HFS (see “—ResCap”).

RISK FACTORS

Risks Related to Being a Bank Holding Company

Our business, financial condition and results of operations could be adversely affected by regulations to which we are subject as a result of our bank holding company status.

                On December 24, 2008, the FRB approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  As a bank holding company, we are subject to the supervision and examination of the FRB, are required to file various reports with the FRB, must comply with regulatory risk-based and leverage capital requirements as well as various safety and soundness standards imposed by the FRB, and are subject to certain statutory restrictions concerning the types of assets or securities we may own and the activities in which we may engage. The FRB has the authority to issue orders to bank holding companies to cease and desist from unsafe or unsound banking practices and from violations of laws, rules, regulations, or conditions imposed in writing by the FRB. The FRB is also empowered to assess civil money penalties against institutions or individuals who violate any laws, regulations, orders, or written agreements with the FRB, to order termination of certain activities of bank holding companies, and to order termination of ownership and control of a banking or nonbanking subsidiary by a bank holding company. In addition, Ally Bank is subject to regulation and examination primarily by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions. This regulatory oversight is established to protect depositors, the federal Deposit Insurance Fund and the banking system as a whole, not security holders. Many of these regulatory requirements are new for us and will require significant expense and devotion of resources to fully implement processes that will be necessary to ensure compliance.  The cost of compliance with such laws and regulations can be substantial and adversely affect our ability to operate profitably.  Current economic conditions, particularly in the financial and real estate markets, have resulted in bank regulatory agencies placing increased focus and scrutiny on participants in the financial services industry, including us.

                GMAC and Ally Bank are subject to ongoing supervision by the FRB and FDIC, respectively, through regular examinations and other means that allow the regulators to gauge management’s ability to identify, assess and control risk in all areas of operations in a safe and sound manner and to ensure compliance with laws and regulations.  As part of GMAC’s conversion to a bank holding company, GMAC (and Ally Bank) are currently implementing policies and procedures and taking other actions to improve their current processes and to seek to ensure adherence to applicable regulatory guidelines and standards, including those concerning risk management and controls relating to credit, market, liquidity, operational and legal and compliance risks.  The adoption and implementation of these policies, procedures and other actions may cause us to devote significant time and resources of our management team, which may increase our costs, impede the efficiency of our internal business processes and adversely affect our profitability in the near-term.

                If we are unable to implement these policies, procedures and actions in a timely and effective manner and otherwise comply with the requirements outlined above, we could become subject to supervisory action which could subject us to significant restrictions on our existing business or on our ability to develop any new business.  We could also be required to dispose of certain assets and liabilities within a prescribed period of time.  The terms of any such supervisory action could have a material adverse effect on our business, operating flexibility, financial condition and results of operations.

        As a bank holding company, GMAC’s activities are generally limited to banking, or to managing or controlling banks or other companies engaged in activities deemed closely related to banking or otherwise permissible under the BHC Act.  Likewise, GMAC generally may not hold more than 5% of any class of voting shares of any company unless that company’s activities conform with the above requirements.  As a recent bank holding company, however, we are permitted a two-year grace period to bring our activities and investments into conformity with these restrictions, and we may also apply to the FRB for three one-year extensions.  This initial grace period expires in December 2010 (unless extended by the FRB), and absent an extension, certain of GMAC’s existing activities and investments deemed impermissible under the Bank Holding Company Act must be terminated or disposed of within these timeframes.  While some of these activities may be continued if GMAC were able to convert to a financial holding company under the BHC Act (including, without limitation, certain of GMAC’s existing insurance activities), GMAC may be unable to satisfy the requirements to enable it to convert to a financial holding company prior to that time, and activities, businesses or investments that would be permissible for a financial holding company will need to be terminated or disposed of.  Likewise, the FRB may decline to grant any requested extension and GMAC may be obligated to terminate or dispose of any impermissible activities, businesses or investments more quickly than anticipated and/or under terms less advantageous to GMAC than expected. Either situation could have a material adverse effect on our business, results of operations, and financial position.

As a bank holding company, our ability to expand into new business activities may require us to obtain the prior approval of the relevant banking supervisors. There can be no assurance that any required approval will be obtained, or that we will be able to execute on these plans in a timely manner or at all.  If we are unable to obtain approval to expand into new business activities, particularly since we are a new bank holding company, our business, results of operations, and financial position may be adversely affected.

Our business, financial position, and results of operations could be adversely affected by the impact of affiliate transaction restrictions imposed in connection with certain GM-related financing transactions.

Certain transactions between Ally Bank and any of its nonbank “affiliates” are subject to federal statutory and regulatory restrictions. Pursuant to these restrictions, unless otherwise exempted, “covered transactions” (including extensions of credit) between Ally Bank and its nonbank affiliates (1) generally are limited to 10% of Ally Bank's capital stock and surplus, with an aggregate limit of 20% of Ally Bank's capital stock and surplus for all such transactions; (2) in the case of certain credit transactions, are subject to stringent collateralization requirements; (3) in the case of asset purchases by Ally Bank, may not involve the purchase of any asset deemed to be a “low quality asset” under federal banking guidelines; and (4) must be conducted in accordance with safe and sound banking practices (collectively, the “Affiliate Transaction Restrictions”). Furthermore, there is an “attribution rule” that provides that a transaction between Ally Bank and a third party will be treated as a transaction between Ally Bank and an affiliate to the extent that the proceeds of the transaction are used for the benefit of, or transferred to, an affiliate of Ally Bank.

In approving GMAC’s conversion to a bank holding company, the FRB determined that GM will be treated as if it were an “affiliate” of Ally Bank until GM’s ownership of voting shares of and total equity in GMAC (inclusive of shares of GMAC common stock currently held in a separate trust) is reduced to less than 10%.  As a result, GM is currently deemed to be an affiliate for purposes of the Affiliate Transaction Restrictions because of the level of GM’s continued ownership in GMAC.  Extensions of credit by Ally Bank that are deemed to benefit GM, including, without limitation, dealer floor-planning arrangements to facilitate a dealer’s purchase of GM vehicles, and extensions of credit to consumers for the purchase of a GM vehicle, are therefore subject to the Affiliate Transaction Restrictions. The FRB is authorized to exempt, in its discretion, transactions or relationships from the requirements of these rules if it finds such exemptions to be in the public interest and consistent with the purposes of the rules, and has granted two such exemptions to Ally Bank.  However, requests for future exemptions may not be granted, and the existing exemptions are subject to various conditions.  Such conditions include, among others, an overall cap on covered transactions entered into pursuant to the exemptions, as well as limitations on customers to whom credit may be extended and the terms of such credit extensions. These limited exemptions described above generally do not encompass consumer leasing and generally do not permit Ally Bank to provide any dealer floorplan financing for used GM vehicles. Until such time as either GM is no longer deemed an affiliate of Ally Bank or if GMAC is unable to obtain further exemptions or waivers with respect to these restrictions, the ability to grow Ally Bank’s business will be affected by the Affiliate Transaction Restrictions and the conditions set forth in these exemption letters, which could have a material adverse effect on GMAC’s business, results of operations, and financial position.

If we are unable to satisfy applicable regulatory capital requirements in the future, we could become subject to enforcement actions and/or FDIC receivership.

As a bank holding company, if we fail to satisfy regulatory capital requirements, we may be subject to serious regulatory sanctions ranging in severity from being precluded from making acquisitions or engaging in new activities, to becoming subject to formal supervisory actions by the FRB and/or FDIC, and potentially, FDIC receivership of Ally Bank. If any of this were to occur, such actions could prevent us from successfully executing our business plan and have a material adverse effect on our business, results of operations, and financial position.

Risks Related to Our Business

Our business requires substantial capital, and disruption in our funding sources and access to the capital markets would have a material adverse effect on our liquidity and financial condition.

Our liquidity and the long-term viability of GMAC depend on timely access to the capital markets.  We have used a 23A exemption, granted by the FRB in May 2009, to originate more bank-eligible assets through our banking subsidiary, Ally Bank, but, as noted above, continued or expanded availability of this exemption depends upon the discretion of the FRB and there can be no assurance that this exemption will be extended once we fully fund the amounts currently permitted.  A condition contained in the 23A exemption is that GMAC must maintain a total risk-based capital ratio of 15% and must also maintain a tier 1 leverage ratio of 15% at Ally Bank.  The latter will require that GMAC maintain substantial equity funds in Ally Bank, and inject substantial additional equity funds into Ally Bank as Ally Bank’s assets increase over time.

The FRB, the Treasury and the FDIC have created a number of programs to help stabilize the markets and restore confidence and liquidity, some of which we have also used as funding sources.  However, there can be no assurance that these programs will be continued, or if continued will have a positive impact, and unrelated factors may destabilize the financial condition and liquidity profile of the companies that participate in these programs, including GMAC.

As Ally Bank continues to be a key part of our funding strategy, we have increased our reliance on deposits, (which as of September 30, 2009, included $9.2 billion of brokered certificates of deposit, which are more price sensitive than other types of deposits and may become unavailable if alternative investments offer higher interest rates) as an alternative source of funding through Ally Bank.  Our ability to maintain our current level of deposits or grow our deposit base may be affected by perceptions of our financial strength, rates offered by third parties, and other competitive factors beyond our control.  In addition, a bank’s reliance on brokered deposits is subject to regulatory restrictions, including the possible imposition of prior approval requirements or restrictions on deposit growth.

The FDIC has indicated that it expects GMAC to diversify Ally Bank’s overall funding and to focus on reducing Ally Bank’s overall funding costs, including the interest rates paid on Ally Bank deposits.   Any such actions could limit Ally Bank’s ability to grow and maintain deposits, which could have a material adverse impact on the funding and capital position of GMAC.

We have significant maturities of unsecured debt each year.  While we have reduced our reliance on unsecured funding, it continues to remain a critical component of our capital structure and financing plans.    As of September 30, 2009, approximately $7.5 billion in principal amount of total outstanding consolidated unsecured debt is scheduled to mature in 2010 and approximately $10.0 billion and $9.6 billion in principal amount of consolidated unsecured debt is scheduled to mature in 2011 and 2012, respectively, which includes $4.5 billion in principal amount of debt issued under the FDIC’s Temporary Liquidity Guaranty Program that matures in 2012 (an additional $2.9 billion in principal amount of debt issued under the FDIC’s Temporary Liquidity Guaranty Program was issued in the fourth quarter of 2009 which also matures in 2012). We also obtain short-term funding from the sale of floating-rate demand notes, all of which the holders may elect to have redeemed by GMAC at any time without restriction.  As of September 30, 2009, a total of $1.2 billion in principal amount of demand notes were outstanding. We also rely on secured funding.   As of September 30, 2009, approximately $20.4 billion of outstanding consolidated secured debt is scheduled to mature in 2010, approximately $13.9 billion is scheduled to mature in 2011 and approximately $3.2 billion is scheduled to mature in 2012. Furthermore, as of September 30, 2009, approximately $17.2 billion in certificates of deposit at Ally Bank are scheduled to mature in 2010, which is not included in the 2010 unsecured maturities provided above.  Additional financing will be required to fund a material portion of the debt maturities over this period.  The capital markets continue to be volatile and GMAC’s access to the debt markets may be significantly reduced during periods of market stress.   In addition, we will continue to have significant original issue discount amortization expenses related to the 2008 Bond Exchange ($308 million in the fourth quarter of 2009) in the near future which will adversely affect our net income and resulting capital position.

As a result of the volatility in the markets and the reduction in our unsecured ratings, we have increased our reliance on various secured markets.  Although market conditions have improved and government programs have increased the availability of credit, there can be no assurances that this will continue.  In addition, we continue to rely on our ability to borrow from other financial institutions and many of our primary bank facilities are up for renewal on a yearly basis.  Any weakness in market conditions and a tightening of credit availability could have a negative effect on our ability to refinance these facilities and increase the costs of bank funding.  We also continue to access the securitization markets at both GMAC and Ally Bank; while markets have begun to stabilize following the recent liquidity crisis, there can be no assurances these sources of liquidity will remain available to us.

Our indebtedness and other obligations are significant and could materially and adversely affect our business.

We have a significant amount of indebtedness. As of September 30, 2009, we had approximately $106.1 billion in principal amount of indebtedness outstanding (including $49.8 billion in secured indebtedness). Interest expense on our indebtedness constituted approximately 55.5% of our total financing revenues and interest income for the nine month period ending September 30, 2009.  In addition, during the twelve months ending December 31, 2009, we declared and paid preferred stock dividends of $1.2 billion in the aggregate.

We have the ability to create additional unsecured indebtedness. If our debt service obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, we may be required to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which would reduce the funds available for other purposes. Our indebtedness also could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

Our mortgage subsidiary, ResCap, requires substantial liquidity and capital which could have an adverse effect on our own capital and liquidity position.

We have recently provided a significant amount of capital support and funding to ResCap, and ResCap remains heavily reliant on support from us to meet its liquidity and capital requirements, including approximately $2.1 billion in principal amount of bonds scheduled to mature in 2010.  Moreover, recent developments in the market for many types of mortgage products (including mortgage-backed securities) have resulted in reduced liquidity for these assets.  As a result, a significant portion of ResCap's assets are relatively illiquid. Any negative events with respect to ResCap and a decision to provide additional support could serve as a further drain on our financial resources.

ResCap employs various economic hedging strategies to mitigate the interest rate and prepayment risk inherent in many of its assets, including its mortgage loans HFS portfolio, mortgage servicing rights and its portfolio of HFI mortgage loans and interests from securitizations. A significant portion of ResCap’s operating cash at any given time consists of funds delivered to it as credit support by counterparties to these arrangements. Although ResCap pays such parties interest on such funds and believe there are no restrictions on its ability to utilize these funds, interest rate movements  during 2009 required ResCap to return a significant amount of such funds. In the event that interest rates rise, ResCap could be required to promptly return all or a portion of the remaining funds that it holds, and if rates change dramatically, to deliver amounts in excess of such funds to such counterparties. If the amount ResCap must repay or deliver is substantial, depending on its liquidity position at that time, ResCap may not be able to pay such amounts as required.

We are exposed to credit risk, which could affect our profitability and financial condition.

We are subject to credit risk resulting from defaults in payment or performance by customers for our contracts and loans, as well as contracts and loans that are securitized and in which we retain a residual interest. For example, the continued decline in the domestic housing market and the increase in unemployment rates has resulted in an increase in delinquency rates related to mortgage loans that ResCap either holds or retains an interest in. Furthermore, a weak economic environment, high unemployment rates and the continued deterioration of the housing market could exert pressure on our consumer automotive finance customers resulting in higher delinquencies, repossessions, and losses. There can be no assurances that our monitoring of our credit risk as it affects the value of these assets and our efforts to mitigate credit risk through our risk-based pricing, appropriate underwriting policies, and loss mitigation strategies are or will be sufficient to prevent a further adverse effect on our profitability and financial condition. As part of the underwriting process, we rely heavily upon information supplied by third parties. If any of this information is intentionally or negligently misrepresented and the misrepresentation is not detected before completing the transaction, the credit risk associated with the transaction may be increased.

General business and economic conditions may significantly and adversely affect our revenues, profitability, and financial condition.

Our business and earnings are sensitive to general business and economic conditions in the United States and in the markets in which we operate outside the United States. A downturn in economic conditions resulting in increased short- and long-term interest rates, inflation, fluctuations in the debt capital markets, unemployment rates, consumer and commercial bankruptcy filings, or a decline in the strength of national and local economies and other factors that negatively affect household incomes could decrease demand for our financing and mortgage products and increase mortgage and financing delinquency and losses on our customer and dealer financing operations. We have been negatively affected due to (i) the significant stress in the residential real estate and related capital markets in 2007, 2008, and 2009, and, in particular, the lack of home price appreciation in many markets in which we lend and (ii) decreases in new and used vehicle purchases, which have reduced the demand for automotive retail and wholesale financing.

If the rate of inflation were to increase, or if the debt capital markets or the economies of the United States or our markets outside the United States were to continue in their current condition or further weaken, or if home prices or new and used vehicle purchases continue at the currently reduced levels or experience further declines, we could continue to be significantly adversely affected, and it could become more expensive for us to conduct our business. For example, business and economic conditions that negatively affect household incomes, housing prices and consumer behavior as it relates to our businesses could continue in their current condition or further decrease (i) the demand for our mortgage loans and new and used vehicle financing and (ii) the value of the collateral underlying our portfolio of HFI mortgage and new and used vehicle loans and interests that continue to be held by us, and further increase the number of consumers who become delinquent or default on their loans. In addition, the rate of delinquencies, foreclosures, and losses on our loans (especially our nonprime mortgage loans) as experienced recently could be higher during more severe economic slowdowns.

Any sustained period of increased delinquencies, foreclosures, or losses could further harm our ability to sell our mortgage and new and used vehicle loans, the prices we receive for our mortgage and new and used vehicle loans, or the value of our portfolio of mortgage and new and used vehicle loans held-for-investment or interests from our securitizations, which could harm our revenues, profitability, and financial condition. Continued adverse business and economic conditions could, and in the near-term likely will, further affect demand for housing, new and used vehicles, the cost of construction, and other related factors that have harmed, and could continue to harm, the revenues and profitability of our business.

In addition, our business and earnings are significantly affected by the fiscal and monetary policies of the U.S. government and its agencies and similar governmental authorities in the markets in which we operate outside the United States. We are particularly affected by the policies of the FRB, which regulates the supply of money and credit in the United States. The FRB’s policies influence the new and used vehicle financing market and the size of the mortgage origination market, which significantly affects the earnings of our businesses and the earnings of our business capital activities. The FRB’s policies also influence the yield on our interest-earning assets and the cost of our interest bearing liabilities. Changes in those policies are beyond our control and difficult to predict, and could adversely affect our revenues, profitability and financial condition.

The  Treasury holds a majority of the outstanding GMAC Common Stock.

As of December 30, 2009, the Treasury held 450,121 shares of Common Stock which, pursuant to GMAC’s certificate of incorporation and bylaws, represented approximately 56.3% of the voting power of the holders of Common Stock outstanding as of such date for most matters requiring a vote of the holders of Common Stock.  In addition, as of the date hereof, the Treasury holds 228,750,000 shares of Series F-2 Preferred Stock (which are convertible into an additional 988,200 shares of Common Stock if converted as of the date hereof), with an aggregate liquidation preference of approximately $11.4 billion.  Pursuant to the Amended and Restated Governance Agreement dated May 21, 2009 (see Exhibit 10.2 to GMAC’s Form 8-K filed with the SEC on May 22, 2009), as of the date hereof, the Treasury also has the right to appoint four of the nine members of GMAC’s board of directors.  The Governance Agreement further provides that upon the acquisition of additional shares of Common Stock (either through the further conversion of shares of Series F-2 Preferred Stock to Common Stock or otherwise), the Treasury may be entitled to appoint additional members to GMAC’s board of directors.

Generally, matters to be voted on by the stockholders must be approved by either (i) a majority of the voting power present in person or by proxy and entitled to vote or (ii) in the case of certain specified actions, the vote of the holders of a majority of the outstanding shares of Common Stock, including at least two such holders, in each case subject to state law and any voting rights granted to any of the holders of GMAC’s preferred stock.

As a result of its ownership of Common Stock (including any shares of Common Stock that it may acquire in the future pursuant to the conversion of shares of the Series F-2 Preferred Stock or otherwise), and its right to appoint four directors to GMAC’s board of directors (and the possibility that it may have the right to appoint additional directors in the future upon conversion of additional shares of Series F-2 Preferred Stock or additional acquisitions of Common Stock), the Treasury may be able, subject to the terms of GMAC’s certificate of incorporation and bylaws, to significantly influence GMAC’s business and strategy.  GMAC cannot assure you that the Treasury will not seek to influence GMAC’s business in a manner that is contrary to GMAC’s goals or strategies or the interests of other stakeholders. In addition, persons who are appointed directors of GMAC by the Treasury may decline to take action in a manner that might be favorable to GMAC but adverse to the Treasury.

The limitations on compensation imposed on us due to our participation in TARP, including the restrictions placed on our compensation by the Special Master for TARP Executive Compensation, may adversely affect our ability to retain and motivate our executives and employees.

                Our performance is dependent on the talent and efforts of our management team and employees.  As a result of our participation in TARP, the compensation of certain members of our management team and employees is subject to extensive restrictions under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009, as implemented by the Interim Final Rule issued by the Department of the Treasury on June 15, 2009 (the “IFR”).  In addition, due to our level of participation in TARP, pursuant to ARRA and the IFR, the Office of the Special Master for TARP Executive Compensation has the authority to further regulate our compensation arrangements with certain of our executives and employees.  In addition, we may become subject to further restrictions under any other future legislation or regulation limiting executive compensation.  Many of the restrictions are not limited to our senior executives and affect other employees whose contributions to revenue and performance may be significant.  These limitations may leave us unable to create a compensation structure that permits us to retain and motivate certain of our executives and employees, especially if we are competing against institutions that are not subject to the same restrictions.  Any such inability could have a material and adverse effect on our business, financial condition and results of operations.

Our borrowing costs and access to the unsecured debt capital markets depend significantly on our credit ratings.

The cost and availability of unsecured financing are materially affected by our short-term and long-term credit ratings. Each of Standard & Poor’s Rating Services, Moody’s Investors Service, Inc., Fitch, Inc., and Dominion Bond Rating Service rates our debt. Our ratings by each rating agency are substantially below investment grade, which negatively impacts our access to liquidity and increases our borrowing costs in the unsecured market.  Ratings reflect the rating agencies’ opinions of our financial strength, operating performance, strategic position, and ability to meet our obligations. Downgrades of our credit ratings would increase borrowing costs and further constrain our access to the unsecured debt markets, and as a result, would negatively affect our business. In addition, downgrades of our credit ratings could increase the possibility of additional terms and conditions being added to any new or replacement financing arrangements, as well as impact elements of certain existing secured borrowing arrangements.

Agency ratings are not a recommendation to buy, sell, or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

The profitability and financial condition of our operations are heavily dependent upon the performance, operations, and prospects of GM and Chrysler, each of which have recently emerged from bankruptcy protection.

On July 10, 2009, GM completed the acquisition of substantially all of the assets of Motors Liquidation Company (formerly known as General Motors Corporation) and certain of its direct and indirect subsidiaries. In connection with the sale, all material contracts between GMAC and General Motors Corporation were assumed by General Motors LLC.  GM, GM dealers, and GM-related employees comprise a significant portion of our customer base, and our Global Automotive Finance operations are highly dependent on GM production and sales volume. Furthermore, the Company recently expanded its financing footprint to Chrysler dealers and customers.  We have entered into an agreement with Chrysler to provide automotive financing products and services to Chrysler dealers and customers pursuant to which we will be the preferred provider of new wholesale financing for Chrysler dealer inventory. Chrysler has also recently emerged from bankruptcy protection.

A significant adverse change in GM’s or Chrysler’s business, including significant adverse changes in their respective liquidity position and access to the capital markets, the production or sale of GM or Chrysler vehicles, the quality or resale value of GM or Chrysler vehicles, the use of GM or Chrysler marketing incentives, GM’s or Chrysler’s relationships with its key suppliers, or GM’s or Chrysler’s relationship with the United Auto Workers and other labor unions and other factors impacting GM or Chrysler or their respective employees could have a material adverse effect on our profitability and financial condition.

During 2008 and 2009, global vehicle sales declined rapidly, and there is no assurance that the global automotive market or GM’s and Chrysler’s respective share of that market will not suffer a significant further downturn.  Certain U.S. government programs to support vehicle sales were introduced during 2009, but such programs have terminated, and there can be no assurances that similar programs will be implemented in the future, or that any such programs will be successful if implemented.  Vehicle sales volume could be further adversely affected by any additional restructuring activities that GM may decide to pursue, if any.  Furthermore, as noted above, both General Motors Corporation and Chrysler filed for bankruptcy in 2009 and have subsequently emerged from such proceedings. It is difficult to predict with certainty the consequences of these bankruptcy filings and the impact it could have on consumer sentiment and GM’s and Chrysler’s businesses. Any negative impact could in turn have a material adverse affect on our business, results of operations, and financial position.

Our profitability and financial condition have been materially and adversely affected by declines in the residual value of off-lease vehicles, and the residual value of off-lease vehicles may decrease in the future.

Our expectation of the residual value of a vehicle subject to an automotive lease contract is a critical element used to determine the amount of the lease payments under the contract at the time the customer enters into it. As a result, to the extent the actual residual value of the vehicle, as reflected in the sales proceeds received upon remarketing at lease termination, is less than the expected residual value for the vehicle at lease inception, we incur additional depreciation expense and/or a loss on the lease transaction.  General economic conditions, the supply of off-lease vehicles, and new vehicle market prices heavily influence used vehicle prices and thus the actual residual value of off-lease vehicles. Also contributing to the weakness in the used vehicle market are the historically low consumer confidence levels, which influence major purchases, and the weakening financial condition of auto dealers. During 2008, sharp declines in demand and used vehicle sale prices adversely affected GMAC’s remarketing proceeds for these vehicles, and resulted in impairments totaling $1.2 billion for the year ended December 31, 2008.  Weak residual values also contributed to total loss provisions of $624 million for the year ended December 31, 2008, on our balloon finance contract portfolio.

These trends may continue or worsen. GM’s brand image, consumer preference for GM products, and GM’s marketing programs that influence the new and used vehicle market for GM vehicles also influence lease residual values.  In the event we determined to increase lease originations related to Chrysler or any other vehicle manufacturer, these same factors would similarly impact related lease residual values.  In addition, our ability to efficiently process and effectively market off-lease vehicles affects the disposal costs and proceeds realized from the vehicle sales. While GM provides support for lease residual values, including through residual support programs, this support by GM does not in all cases entitle us to full reimbursement for the difference between the remarketing sales proceeds for off-lease vehicles and the residual value specified in the lease contract. Differences between the actual residual values realized on leased vehicles and our expectations of such values at contract inception could continue to have a negative impact on our profitability and financial condition.

The protracted period of adverse developments in the mortgage finance and credit markets has adversely affected ResCap’s business, liquidity and its capital position and has raised substantial doubt about ResCap’s ability to continue as a going concern.

ResCap has been adversely affected by the events and conditions in the broader mortgage banking industry, most severely, but not limited to, the domestic nonprime and nonconforming and international mortgage loan markets. Fair market valuations of HFS mortgage loans, mortgage servicing rights, securitized interests that continue to be held by ResCap and other assets and liabilities ResCap records at fair value has significantly deteriorated due to continuing weakness in housing prices, increasing mortgage rates and the severity of delinquencies and defaults of mortgage loans. These deteriorating factors have also resulted in higher provision for loan losses on ResCap’s HFI mortgage loans and real estate-lending portfolios. As a direct result of these events and conditions, ResCap has discontinued new originations in all of its international operations and currently generally only purchases or originates mortgage loans that can be sold to one of the U.S. government sponsored entities (“GSEs”).  If the GSEs became unable or unwilling to purchase mortgage loans from ResCap, it would have a materially adverse impact on ResCap’s funding and liquidity.

ResCap is highly leveraged relative to its cash flow and has continued to recognize substantial losses resulting in significant deterioration in capital. There continues to be a risk that ResCap will not be able to meet its debt service obligations, will default on its financial debt covenants due to insufficient capital or liquidity, and/or be in a negative liquidity position in 2010 or beyond.  ResCap remains heavily dependent on GMAC for funding and capital support, and there can be no assurance that GMAC will continue to provide such support.

In light of ResCap’s liquidity and capital needs, combined with volatile conditions in the marketplace, there is substantial doubt about ResCap’s ability to continue as a going concern.  If GMAC determines to no longer support ResCap’s capital or liquidity needs, or if ResCap or GMAC are unable to successfully execute effective initiatives, it could have a material adverse effect on ResCap’s business, results of operations, and financial position.

There is a significant risk that ResCap will not be able to meet its debt service obligations and other funding obligations in the near-term.

ResCap expects its liquidity pressures to continue in 2010.  ResCap is highly leveraged relative to its cash flow. As of September 30, 2009, ResCap’s unrestricted liquidity (cash readily available to cover operating demands from across its business operations) totaled $0.4 billion with cash and cash equivalents totaling $0.9 billion.

ResCap expects that additional and continuing liquidity pressure, which is difficult to forecast with precision, will result from the obligation of its subsidiaries to advance delinquent principal, interest, property taxes, casualty insurance premiums and certain other amounts with respect to mortgage loans ResCap services that become delinquent.  In addition, ResCap continues to be subject to financial covenants requiring it to maintain minimum consolidated tangible net worth and consolidated liquidity balances.  ResCap will attempt to meet these and other liquidity and capital demands through a combination of  cash flow from operations and financings, potential asset sales, and other various alternatives.  To the extent these sources prove insufficient, ResCap will be dependent on continued support from GMAC, to the extent GMAC agrees to provide such support.  The sufficiency of these sources of additional liquidity cannot be assured, and any asset sales, even if they raise sufficient cash to meet ResCap’s liquidity needs, may adversely affect its overall profitability and financial condition.

Moreover, even if ResCap is successful in implementing all of the actions described above, its ability to satisfy its liquidity needs and comply with any covenants included in its debt agreements requiring maintenance of minimum cash balances may be affected by additional factors and events (such as interest rate fluctuations and margin calls) that increase ResCap’s cash needs making ResCap unable to independently satisfy its near-term liquidity requirements.

We have extensive financing and hedging arrangements with ResCap, which could be at risk of nonpayment if ResCap were to file for bankruptcy.

We have secured financing arrangements and secured hedging agreements in place with ResCap.  Amounts outstanding under the secured financing and hedging arrangements fluctuate.  If ResCap were to file for bankruptcy, ResCap’s repayments of its financing facilities, including those with us, will be subject to bankruptcy proceedings and regulations, or ResCap may be unable to repay its financing facilities.  In addition, we could be an unsecured creditor of ResCap to the extent that the proceeds from the sale of our collateral are insufficient to repay ResCap’s obligations to us. In addition, it is possible that other ResCap creditors would seek to recharacterize our loans to ResCap as equity contributions or to seek equitable subordination of our claims so that the claims of other creditors would have priority over our claims.  We may also find it advantageous to provide debtor-in-possession financing to ResCap in a bankruptcy proceeding in order to preserve the value of the collateral ResCap has pledged to us. In addition, should ResCap file for bankruptcy, our investment related to ResCap’s equity position would likely be reduced to zero.

Current conditions in the residential mortgage market and housing markets may continue to adversely affect GMAC’s mortgage business.

The residential mortgage market in the United States, Europe, and other international markets in which ResCap conducts business has experienced a variety of difficulties and changed economic conditions that adversely affected ResCap’s results of operations and financial condition in 2007, 2008 and 2009. Delinquencies and losses with respect to ResCap’s nonprime mortgage loans increased significantly and may continue to increase. Housing prices in many parts of the United States, the United Kingdom and other international markets have also declined or stopped appreciating, after extended periods of significant appreciation. In addition, the liquidity provided to the mortgage sector has recently been significantly reduced. This liquidity reduction combined with ResCap’s decision to reduce its exposure to the nonprime mortgage market caused its nonprime mortgage production to decline, and such declines are expected to continue. Similar trends have emerged beyond the nonprime sector, especially at the lower end of the prime credit quality scale, and have had a similar effect on ResCap’s related liquidity needs and businesses in the United States, Europe, and other international markets. These trends have resulted in significant writedowns to ResCap’s HFS mortgage loans and trading securities portfolios and additions to its allowance for loan losses for its HFI mortgage loans and warehouse-lending receivables portfolios. A continuation of these conditions, which we anticipate in the near term, may continue to adversely affect ResCap’s financial condition and results of operations.

Moreover, the continued deterioration of the U.S. housing market and decline in home prices in 2007, 2008, and 2009 in many U.S. and international markets, which we anticipate will continue for the near term, are likely to result in increased delinquencies or defaults on the mortgage assets ResCap owns and services, as well as those mortgage assets owned by Ally Bank. Further, loans that ResCap made based on limited credit or income documentation also increase the likelihood of future increases in delinquencies or defaults on mortgage loans. An increase in delinquencies or defaults will result in a higher level of credit losses and credit-related expenses, as well as increased liquidity requirements to fund servicing advances, all of which in turn will reduce revenues and profits of GMAC’s mortgage business.  Higher credit losses and credit-related expenses also could adversely affect our financial condition.

Our lending volume is generally related to the rate of growth in U.S. residential mortgage debt outstanding and the size of the U.S. residential mortgage market.  Recently, the rate of growth in total U.S. residential mortgage debt outstanding has slowed sharply in response to the reduced activity in the housing market and national declines in home prices.  A decline in the rate of growth in mortgage debt outstanding reduces the number of mortgage loans available for us to purchase or securitize, which in turn could lead to a reduction in our revenue, profits, and business prospects.

Our earnings may decrease because of increases or decreases in interest rates.

                Changes in interest rates could have an adverse impact on our business.  For example:

•         rising interest rates will increase our cost of funds;

•         rising interest rates may reduce our consumer automotive financing volume by influencing customers to pay cash for, as opposed to financing, vehicle purchases, or not buying new vehicles;

•         rising interest rates may negatively impact our ability to remarket off-lease vehicles;

•         rising interest rates generally reduce our residential mortgage loan production as borrowers become less likely to refinance, and the costs associated with acquiring a new home become more expensive; and

•         rising interest rates will generally reduce the value of mortgage and automotive financing loans, contracts, retained interests, and fixed income securities held in our investment portfolio.

We are also subject to risks from decreasing interest rates.  For example, a significant decrease in interest rates could increase the rate at which mortgages are prepaid, which could require us to write down the value of our retained interests and mortgage servicing rights.  Moreover, if prepayments are greater than expected, the cash we receive over the life of our HFI mortgage loans, and our retained interests would be reduced. Higher-than-expected prepayments could also reduce the value of our mortgage servicing rights and, to the extent the borrower does not refinance with us, the size of our servicing portfolio.  Therefore, any such changes in interest rates could harm our revenues, profitability, and financial condition.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates and could affect our profitability and financial condition, as could our failure to comply with hedge accounting principles and interpretations.

We employ various economic hedging strategies to mitigate the interest rate and prepayment risk inherent in many of our assets and liabilities.  Our hedging strategies rely on assumptions and projections regarding our assets, liabilities, and general market factors.  If these assumptions and projections prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayment speeds, we may experience volatility in our earnings that could adversely affect our profitability and financial condition.

In addition, hedge accounting in accordance with U.S. generally accepted accounting principles requires the application of significant subjective judgments to a body of accounting concepts that is complex and for which the interpretations have continued to evolve within the accounting profession and among the standard-setting bodies.

Our residential mortgage subsidiary’s ability to pay dividends to us is restricted by contractual arrangements.

On June 24, 2005, we entered into an operating agreement with General Motors and ResCap, the holding company for our residential mortgage business, to create separation between General Motors and us on the one hand, and ResCap, on the other.  The operating agreement restricts ResCap’s ability to declare dividends or prepay subordinated indebtedness to us.  The restrictions contained in the ResCap operating agreement include the requirements that ResCap’s total equity be at least $6.5 billion for dividends to be paid.  If ResCap is permitted to pay dividends under such test, the cumulative amount of such dividends may not exceed 50% of ResCap’s cumulative net income (excluding payments for income taxes from our election for federal income tax purposes to be treated as a limited liability company), measured from July 1, 2005, at the time such dividend is paid. These restrictions will cease to be effective if ResCap’s total equity has been at least $12 billion as of the end of each of two consecutive fiscal quarters or if we cease to be the majority owner. In connection with the sale by General Motors of 51% of GMAC to FIM Holdings on November 30, 2006, GM was released as a party to this operating agreement, but the operating agreement remains in effect between ResCap and us.  At September 30, 2009, ResCap had consolidated total equity of approximately $0.4 billion.

A failure of or interruption in the communications and information systems on which we rely to conduct our business could adversely affect our revenues and profitability.

We rely heavily upon communications and information systems to conduct our business.  Any failure or interruption of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer applications being received, slower processing of applications, and reduced efficiency in servicing.  The occurrence of any of these events could have a material adverse effect on our business.

We use estimates and assumptions in determining the fair value of certain of our assets, in determining our allowance for loan losses, in determining lease residual values, and in determining our reserves for insurance losses and loss adjustment expenses. If our estimates or assumptions prove to be incorrect, our cash flow, profitability, financial condition, and business prospects could be materially and adversely affected.

We use estimates and various assumptions in determining the fair value of many of our assets, including certain HFI loans for which we elected fair value accounting, retained interests from securitizations of loans and contracts, mortgage servicing rights, and other investments, which do not have an established market value or are not publicly traded. We also use estimates and assumptions in determining our allowance for loan losses on our loan and retail contract portfolios, in determining the residual values of leased vehicles, and in determining our reserves for insurance losses and loss adjustment expenses. It is difficult to determine the accuracy of our estimates and assumptions, and our actual experience may differ materially from these estimates and assumptions. As an example, the continued decline of the domestic housing market, especially (but not exclusively) with regard to the nonprime sector, has resulted in increases of the allowance for loan losses at ResCap. A material difference between our estimates and assumptions and our actual experience may adversely affect our cash flow, profitability, financial condition, and business prospects.

Our business outside the United States exposes us to additional risks that may cause our revenues and profitability to decline.

We conduct a significant portion of our business outside the United States, exposing us to risks such as the following:

•         multiple foreign regulatory requirements that are subject to change;

•         differing local product preferences and product requirements;

•         fluctuations in foreign currency exchange rates and interest rates;

•         difficulty in establishing, staffing, and managing foreign operations;

•         differing labor regulations;

•         consequences from changes in tax laws; and

•         political and economic instability, natural calamities, war and terrorism.

The effects of these risks may, individually or in the aggregate, affect our revenues and profitability.

Our business could be adversely affected by changes in currency exchange rates.

We are exposed to risks related to the effects of changes in foreign currency exchange rates. Changes in currency exchange rates can have a significant impact on our earnings from international operations as a result of foreign currency translation adjustments. While we carefully watch and attempt to manage our exposure to fluctuation in currency exchange rates, these types of changes can have material adverse effects on our business, results of operations, and financial condition.

Fluctuations in valuation of investment securities or significant fluctuations in investment market prices could negatively affect revenues.

Investment market prices in general are subject to fluctuation. Consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value that could negatively affect our revenues. Additionally, fluctuations in the value of investment securities available-for-sale could result in unrealized losses recorded in equity. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments, national and international events, and general market conditions.

We may be required to repurchase loans or retail contracts and provide indemnification if we breach representations and warranties from our securitization and whole-loan transactions, which could harm our profitability and financial condition.

When we sell retail contracts or leases through whole-loan sales or securitize retail contracts, leases, or wholesale loans to dealers, we are required to make representations and warranties about the contracts, leases, or loans to the purchaser or securitization trust.  Our whole-loan sale agreements generally require us to repurchase retail contracts or provide indemnification if we breach a representation or warranty given to the purchaser. Likewise, we are required to repurchase retail contracts, leases, or loans and may be required to provide indemnification if we breach a representation or warranty in connection with our securitizations. Similarly, sales of mortgage loans through whole-loan sales or securitizations require us to make representations and warranties about the mortgage loans to the purchaser or securitization trust.  Our whole-loan sale agreements generally require us to repurchase or substitute loans if we breach a representation or warranty given to the purchaser. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its origination. Likewise, we are required to repurchase or substitute mortgage loans if we breach a representation or warranty in connection with our securitizations.  Our mortgage repurchase reserve expense for 2009 was $1.5 billion.  The remedies available to a purchaser of mortgage loans may be broader than those available to us against the original seller of the mortgage loan.  Also, originating brokers and correspondent lenders often lack sufficient capital to repurchase more than a limited number of such loans and numerous brokers and correspondents are no longer in business.  If a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the seller of the mortgage loan to us or the borrower.

Like others in the mortgage industry, ResCap has experienced a material increase in repurchase requests. Significant repurchase activity could continue to harm our profitability and financial condition.

Significant indemnification payments or contract, lease, or loan repurchase activity of retail contracts or leases or mortgage loans could harm our profitability and financial condition.

We have repurchase obligations in our capacity as servicer in securitizations and whole-loan sales. If a servicer breaches a representation, warranty, or servicing covenant with respect to an automotive receivable or mortgage loan, the servicer may be required by the servicing provisions to repurchase that asset from the purchaser. If the frequency at which repurchases of assets occurs increases substantially from its present rate, the result could be a material adverse effect on our financial condition, liquidity, and results of operations.

A loss of contractual servicing rights could have a material adverse effect on our financial condition, liquidity, and results of operations.

We are the servicer for all of the receivables we have originated and transferred to other parties in securitizations and whole-loan sales of automotive receivables.  Our mortgage subsidiaries service the mortgage loans we have securitized, and we service the majority of the mortgage loans we have sold in whole-loan sales. In each case, we are paid a fee for our services, which fees in the aggregate constitute a substantial revenue stream for us. In each case, we are subject to the risk of termination under the circumstances specified in the applicable servicing provisions.

In most securitizations and whole-loan sales, the owner of the receivables or mortgage loans will be entitled to declare a servicer default and terminate the servicer upon the occurrence of specified events. These events typically include a bankruptcy of the servicer, a material failure by the servicer to perform its obligations, and a failure by the servicer to turn over funds on the required basis. The termination of these servicing rights, were it to occur, could have a material adverse effect on our financial condition, liquidity, and results of operations and those of our mortgage subsidiaries.

The regulatory environment in which we operate could have a material adverse effect on our business and earnings.

Our domestic operations are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions relating to supervision and regulation by state and federal authorities. Such regulation and supervision are primarily for the benefit and protection of our customers, not for the benefit of investors in our securities, and could limit our discretion in operating our business. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

GMAC, Ally Bank, and many of our nonbank subsidiaries are heavily regulated by bank and other regulatory agencies at the federal, state, and foreign levels. This regulatory oversight is established to protect depositors, the federal Deposit Insurance Fund and the banking system as a whole, not security holders. Changes to statutes, regulations or regulatory policies, including interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer and increasing the ability of nonaffiliates to offer competing financial services and products.

Our operations are also heavily regulated in many jurisdictions outside the United States. For example, certain of our foreign subsidiaries operate either as a bank or a regulated finance company, and our insurance operations are subject to various requirements in the foreign markets in which we operate. The varying requirements of these jurisdictions may be inconsistent with U.S. rules and may materially adversely affect our business or limit necessary regulatory approvals, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries the regulations applicable to the financial services industry are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements.

In light of current conditions in the U.S. financial markets and economy, regulators have increased their focus on the regulation of the financial services industry. For instance, in October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, which in turn created the TARP and the Capital Purchase Program. We are unable to predict how these and any future programs will be administered or implemented in the future, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition, and results of operations. We are also affected by the policies adopted by regulatory authorities and bodies of the United States and other governments. For example, the actions of the FRB and international central banking authorities directly impact our cost of funds for lending, capital raising and investment activities and may impact the value of financial instruments we hold. In addition, such changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market with regard to the affected product and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted, or that we will not be prohibited by local laws from raising interest rates above certain desired levels, any of which could materially adversely affect our business, financial condition, or results of operations.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our reported revenues, profitability, and financial condition.

Our financial statements are subject to the application of U.S. generally accepted accounting principles, which are periodically revised and/or expanded. The application of accounting principles is also subject to varying interpretations over time. Accordingly, we are required to adopt new or revised accounting standards or comply with revised interpretations that are issued from time to time by recognized authoritative bodies, including the Financial Accounting Standards Board and the SEC. Those changes could adversely affect our reported revenues, profitability, or financial condition.

 The worldwide financial services industry is highly competitive. If we are unable to compete successfully or if there is increased competition in the automotive financing, mortgage, and/or insurance markets or generally in the markets for securitizations or asset sales, our margins could be materially and adversely affected.

The markets for automotive and mortgage financing, banking, insurance, and reinsurance are highly competitive. The market for automotive financing has grown more competitive as more consumers are financing their vehicle purchases, primarily in North America and Europe. Our mortgage business and Ally Bank face significant competition from commercial banks, savings institutions, mortgage companies, and other financial institutions. Our insurance business faces significant competition from insurance carriers, reinsurers, third-party administrators, brokers, and other insurance-related companies. Many of our competitors have substantial positions nationally or in the markets in which they operate. Some of our competitors have lower cost structures, lower cost of capital, and are less reliant on securitization and sale activities. We face significant competition in various areas, including product offerings, rates, pricing and fees, and customer service. This competition may increase as we have recently increased pricing on certain lending activities. If we are unable to compete effectively in the markets in which we operate, our profitability and financial condition could be negatively affected.

GMAC’s agreements with GM and Chrysler to provide automotive financing products to their dealers and customers extend until December and April 2013, respectively. These agreements provide GMAC with certain preferred provider benefits, including limiting the use of other financing providers by GM and Chrysler in their incentive programs.  The terms of the GMAC agreement with GM change after December 29, 2010 such that GM will be able to offer any incentive programs on a graduated basis through third parties on a non-exclusive, side-by-side basis with GMAC, provided that the pricing of the third parties meets certain requirements.  Due to the highly competitive nature of the market for financial services, GMAC may be unable to extend one or both of these agreements or may face less favorable terms upon extension.  If GMAC is unable to extend one or both of these agreements, its retail and wholesale financing volumes could be negatively impacted.

The markets for asset and mortgage securitizations and whole-loan sales are competitive, and other issuers and originators could increase the amount of their issuances and sales. In addition, lenders and other investors within those markets often establish limits on their credit exposure to particular issuers, originators and asset classes, or they may require higher returns to increase the amount of their exposure. Increased issuance by other participants in the market, or decisions by investors to limit their credit exposure to — or to require a higher yield for — us or to automotive or mortgage securitizations or whole loans, could negatively affect our ability and that of our subsidiaries to price our securitizations and whole-loan sales at attractive rates. The result would be lower proceeds from these activities and lower profits for our subsidiaries and us.

CAPITALIZATION

                The following table sets forth on a consolidated basis (i) the actual capitalization of GMAC as of September 30, 2009; and (ii) the estimated capitalization of GMAC as of December 31, 2009.

This table should be read in conjunction with the historical consolidated financial statements and related notes that are included in our periodic filings with the SEC.

	As of September 30, 2009	As of December 31, 2009(1)
	Actual	Estimated
	(in millions)
Cash and cash equivalents:	$14,225	$14,788

Short-term debt:
Secured...................................................................	$5,917	$7,027
Unsecured..............................................................	3,391	3,265
Total short-term debt...........................	9,308	10,292

Long-term debt:
Secured
Due within one year.....................................	20,820	18,898
Due after one year........................................	30,009	22,834
Total secured long-term debt..............	50,829	41,732
Unsecured:
Existing debt due within one year..............	7,409	7,429
Existing debt due after one year(2).............	34,495	38,860
Total unsecured long-term debt	41,904	46,289
Total debt.......................	102,041	98,313

Equity
Common stock and paid-in capital .................	10,917	13,829
Preferred stock held by U.S. Department of Treasury.................................................................	12,500	10,893
Preferred stock......................................................	1,287	1,287
(Accumulated deficit) retained earnings..........	(167)	(5,630)
Accumulated other comprehensive income....	404	460
Total equity...........................................................	24,941	20,839
Total capitalization(3)...................................................	$117,674	$108,861

Totals may not add up due to rounding.

(1)All balances shown as of December 31, 2009 are based on preliminary estimates, and remain subject to change.

 (2) Balance includes $644 million and $529 million of fair value adjustment that was unallocated on September 30, 2009 and December 31, 2009, respectively.  Amount is required to balance total debt.

(3) Total capitalization includes long-term debt and equity.

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$22,718	$15,424	$15,459	$17,677	$15,151	$14,255
Total investment in operating leases, net	$26,072	$31,211	$24,184	$32,348	$26,390	$18,867
Total finance receivables and loans, net	$200,235	$181,925	$170,870	$124,759	$96,640	$84,478
Total assets	$325,854	$324,321	$291,971	$248,939	$189,476	$178,254
Total deposit liabilities	$7,478	$12,526	$11,854	$15,281	$19,807	$29,324
Total debt	$268,997	$254,698	$236,985	$193,148	$127,321	$102,041
Total equity	$22,436	$21,685	$14,369	15,565	$21,854	$24,941